                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                             CONTROL DEVICES, INC.
                                       AT
                              $16.25 NET PER SHARE
                                       BY
                       FIRST TECHNOLOGY ACQUISITION CORP.
                      AN INDIRECT, WHOLLY OWNED SUBSIDIARY
                                       OF
                              FIRST TECHNOLOGY PLC

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON THURSDAY, MARCH 25, 1999, UNLESS THE OFFER IS EXTENDED.

 To Brokers, Dealers, Commercial Banks,                       February 26, 1999
    Trust Companies and Other Nominees:

     We have been appointed by First Technology Acquisition Corp., an Indiana corporation ("Purchaser") and an indirect, wholly owned subsidiary of First Technology PLC, an English public limited company ("Parent"), to act as Dealer Manager in connection with the Purchaser's Offer to Purchase all the outstanding shares of common stock, no par value (the "Shares"), of Control Devices, Inc., an Indiana corporation (the "Company"), at a purchase price of $16.25 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 26, 1999 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"), enclosed herewith. The common share purchase rights (the "Rights") provided for in a Rights Agreement dated as of May 7, 1998, as amended by Amendment No. 1, dated as of February 22, 1999 (the "Rights Agreement"), between the Company and BankBoston, N.A., are not applicable to the Offer, the Merger Agreement or any of the transactions contemplated thereby. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

     Enclosed herewith for your information and for forwarding to your clients are copies of the following documents:

         1. Offer to Purchase, dated February 26, 1999.

         2. Letter of Transmittal to tender Shares for your use and for the information of your clients, together with Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding. Manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares.

         3. A letter to shareholders of the Company from Ralph R. Whitney, Chairman of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9.

         4. Notice of Guaranteed Delivery for Tender of Shares of Common Stock to be used to accept the Offer if neither of the two procedures for tendering Shares set forth in the Offer to Purchase can be completed on a timely basis.
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         5. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

         6. Return envelope addressed to the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MARCH 25, 1999, UNLESS THE OFFER IS EXTENDED.

     Please note the following:

         1. The tender price is $16.25 per Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase.

         2. The Offer is not conditioned upon the receipt of financing. See
     Section 9 of the Offer to Purchase regarding the financing commitments obtained by Parent.

         3. The Offer is conditioned upon, among other things: (i) there being validly tendered and not withdrawn prior to the Expiration Date that number of common Shares of the Company that (together with any Shares owned by Parent or any of its subsidiaries) constitutes at least a majority of the total voting power of the outstanding securities of the Company entitled to vote in the election of directors or in a merger, calculated on a fully diluted basis on the date of purchase (the "Minimum Condition"), (ii) the approval by the shareholders of Parent of each of the acquisition of the Company, an increase in share capital and certain other related matters at an extraordinary general meeting ("Parent Shareholder Approval"), and (iii) the admission of certain securities to be issued in a rights offering by an affiliate of Parent to the Official List of the London Stock Exchange (the "Listing Condition"). For additional information regarding Parent Shareholder Approval and the Listing Condition, see Section 9 of the Offer to Purchase.

         4. The Offer is being made for all of the outstanding Shares.

         5. Tendering Shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is provided or unless the required tax identification information is provided. See Instruction 10 of the Letter of Transmittal.

         6. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, March 25, 1999, unless the Offer is extended.

         7. The Board of Directors of the Company has unanimously recommended that holders of Shares ("Shareholders") accept the Offer and approve and adopt the Merger Agreement and the transactions contemplated thereby and has unanimously determined that the Offer and the Merger are fair to and in the best interests of the Company and the Shareholders.

         8. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for the Shares (the "Certificates") or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (ii) the appropriate Letters of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer of shares, an Agent's Message (as defined in the Offer to Purchase)), and (iii) all other documents required by the Letter of Transmittal. Accordingly, payments may not be made to all tendering Shareholders at the same time, and will depend upon when Certificates for, or confirmations of book-entry transfer of, such Shares are actually received by the Depositary.

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     In order to take advantage of the Offer, the appropriate Letter of
 Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with book-entry transfer of Shares, and any other documents required by the Letter of Transmittal must be sent to the Depositary at one of the addresses set forth in the Offer to Purchase prior to the Expiration Date, and either (a) Certificates representing tendered Shares must be received by the Depositary at any one of those addresses prior to the Expiration Date, or
 (b) the Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary prior to the Expiration Date..

     If Shareholders wish to tender their Shares, but it is impracticable for them to forward the Certificates for such Shares or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase. No alternative, conditional or contingent tenders will be accepted.

     Neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Information Agent or the Depositary, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of the Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to Dresdner Kleinwort Benson North America LLC, the Dealer Manager, or MacKenzie Partners, Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from Information Agent or the Dealer Manager or from brokers, dealers, commercial banks or trust companies.

                                          Very truly yours,
                                          Dresdner Kleinwort Benson North
                                          America LLC

 NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PURCHASER, PARENT, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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